Lawson Products, Inc. announces New Credit Agreement

 DES PLAINES, Ill.—(BUSINESS WIRE)—November 10, 2008—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced it has entered into a three year $75 million First Amended and Restated Credit Agreement (“Credit Agreement”) with Bank of America N.A., which replaces the previous revolving line of credit agreement that had been in place since 2001. The terms of the new Credit Agreement are substantially the same as the previous agreement.

Thomas Neri, President and Chief Executive Officer said, “We are delighted to be continuing our fifty-plus year relationship with Bank of America (formerly LaSalle Bank). This credit agreement, along with cash generated from our on-going operations, provides us with the ability to develop and implement strategies to further expand our business and also provides us the flexibility to adapt to changing market conditions.”

A copy of the Credit Agreement has been included as part of Form 8-K that has been filed with the U.S. Securities and Exchange Commission.

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the market reaction to the signing of a Deferred Prosecution Agreement with U.S. Attorney’s office for the Northern District of Illinois and any subsequent breach of the terms and conditions of such agreement; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Contact: Lawson Products, Inc.
Neil Jenkins
847-827-9666, ext. 2208